UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 6, 2008

ARGENTUM EXPLORATION, INC.

(Exact Name of small business issuer as specified in its charter)

Wyoming

(State of Incorporation)

000-52969

(Commission File No.)

Applied for

(IRS Employer ID Number)

c/o Wyoming Corporate Services Inc., 2710 Thomes Ave., Cheyenne, WY 82001

(Address of principal executive offices)

(307) 632-3333

(Registrant's telephone number, including area code)

KEMPSELL ACQUISITION, INC

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 23, 2008, Shawn Pecore resigned as the sole officer of Kempsell Acquisition Inc. (“Kempsell” or the “Company). The resignation of such officers was not as a result of a disagreement with us. In addition, on that same date, Jan Vrba was appointed as an additional director and sole officer of the Company.

Jan Vrba, Director and Sole Director

Mr. Vrba, age 33, has been our director and sole officer since May 23, 2008 and he also acts as our principal executive and financial officer.  For past the two years he has been an officer and director of Core Resources Management Inc., an Ontario corporation, which provides management and consulting services to private mineral exploration companies.  He has served an officer and director of Core Resources Ltd., and Core International Inc..  Several years prior, he had been the Executive Program Producer of Radio Bus D.O.O in Serbia.  He also studied Music Sciences in Zenica, Bosnia and Herzegovina and Sociology Studies in Belgrade, Serbia.

Item 5.03  Amendments to Articles of Incorporation or Bylaws.

On May 23, 2008, the board of directors of Kempsell approved an amendment to Kempsell's articles of incorporation to change the name of the Company from "Kempsell Acquisition, Inc." to "Argentum Exploration, Inc.".  The name change amendment was approved by the board of directors and by a majority of the shareholders.  The name change amendment was filed with the Secretary of State of Wyoming and became effective on May 23, 2008.

Item 9.  Financial Statements and Exhibits

(c)  Exhibits

Number

Exhibit

3.3

Certificate of Amendment filed with the Secretary of State of the State of Wyoming effecting changing the name of the corporation from Kempsell Acquisition Inc. to Argentum Exploration Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARGENTUM EXPLORATION, INC.

By:  /s/ Shawn Pecore

Shawn Pecore

Director

Date: June 6, 2008

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